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                                                                    EXHIBIT 23.2

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE


We consent to the use in Amendment Number 3 to Registration Statement No. 333-45235 of Perry-Judd's, Incorporated on Form S-4 of our report dated March 20, 1998, which report expresses an unqualified opinion and includes an explanatory paragraph referring to certain indemnity claims. We also consent to the use of our report on Judd's, Incorporated for the period from January 1, 1997 to December 15, 1997, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Historical and Pro Forma Financial Data," "Selected Historical and Pro Forma Financial Data" and "Experts" in such Prospectus.


Our audits also included the financial statement schedule of Perry-Judd's Incorporated listed in Item 21. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion such financial statement schedule, when considered in relation to the basis financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin


June 11, 1998